UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2013

WMI Holdings Corp.

(Exact name of registrant as specified in its charter)

001-14667

(Commission

File Number)

Washington	91-1653725
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1201 Third Avenue, Suite 3000 Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206) 432-8887

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 9, 2013, WMI Holdings Corp. (the “Company”) issued a press release announcing its entry into a conditional commitment letter, dated December 8, 2013 (the “Commitment Letter”), with KKR & Co. L.P. (“KKR”). Subject to the completion of definitive documentation, due diligence and the terms and conditions of the Commitment Letter, KKR has agreed (i) to purchase approximately $10.55 million face amount of convertible preferred stock of the Company at a price per share of $1.10 convertible on a one-for-one basis into shares of common stock of the Company (the “Convertible Preferred Stock”), and (ii) to commit to purchase up to $150 million aggregate principal amount of subordinated 7.5% PIK notes, which may be issued in one or more tranches over a three year period, each with a seven year term from the date of initial issuance (the “Subordinated Notes”), subject to certain terms and conditions. Substantially all of the proceeds from the Subordinated Notes, if and when issued, would be used by the Company to fund future acquisitions. Upon consummation of the transactions contemplated by the Commitment Letter, KKR would receive five-year warrants to purchase approximately 61.4 million shares of the Company’s common stock, 30.7 million of which would have an exercise price of $1.32 per share and 30.7 million of which would have an exercise price of $1.43 per share. KKR would also have the right for three years to participate up to 50% in equity offerings up to an aggregate of $1 billion by the Company subject to certain limitations, including a cap in ownership by KKR (and its affiliates) of 42.5% of the Company’s common equity. The Convertible Preferred Stock, if and when issued, will include the right for KKR to appoint one of seven members to the board of directors of the Company. The Commitment Letter terminates on January 31, 2014 in the event that the parties do not enter into definitive documentation on or before such date. The Company has agreed to reimburse KKR for certain expenses incurred by it in connection with the Commitment Letter and has also agreed to pay KKR a termination fee equal to $2 million in certain circumstances.

A copy of the press release is furnished as part of this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are furnished as part of this Current Report on Form 8-K.

Number	Exhibit

99.1	Press Release of WMI Holdings Corp., dated December 9, 2013.

Cautionary Statement Regarding Forward-Looking Statements

This Form 8-K and the exhibits include forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this report that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks are identified and discussed in the Company’s Form 10-K for the year ended December 31, 2012 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and we do not undertake to update any forward-looking statement, except as required by law. Readers should carefully review the statements set forth in the reports, which the Company has filed or will file from time to time with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMI HOLDINGS CORP.

Date: December 9, 2013	By:	/s/ Charles Edward Smith
	Name:	Charles Edward Smith
	Title:	Interim Chief Executive Officer

Exhibit Index

Number	Exhibit

99.1	Press Release of WMI Holdings Corp., dated December 9, 2013.